SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 31, 2000

Old Kent Financial Corporation
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-14591 (Commission File Number)	38-1986608 (IRS Employer Identification no.)

111 Lyon Street, N.W. Grand Rapids, Michigan (Address of principal executive offices)	49503 (Zip Code)

Registrant's telephone number,
including area code: (616) 771-5000

Item 5.	Other Events.

                    Old Kent Financial Corporation ("Old Kent") acquired Merchants Bancorp, Inc. ("Merchants"), a holding company with headquarters in Aurora, Illinois, in a transaction that was effective as of February 11, 2000. All outstanding shares of Merchants were converted into Old Kent common stock, except for insignificant cash payments for fractional shares. Old Kent accounted for the acquisition as a pooling-of-interests.

                    ASR 135, as interpreted by SAB 65, indicates that no affiliate of either combining company may reduce its risk relating to its common shareholder position during a period ending when financial results including at least 30 days of post-merger combined operations have been published. This Form 8-K is filed for the purpose of publishing combined operating results to satisfy this provision. The following is condensed, consolidated unaudited statement of the results of operations of Old Kent Financial Corporation and its subsidiaries for the month ended March 31, 2000.

                    Pre-tax income for February 2000 includes $26.1 million of one-time merger related charges. These charges result in a $17.5 million negative impact to net income. Operating results for the one month period ended March 31, 2000, are not necessarily indicative of the results that may be expected for the three-month period ending March 31, 2000 or the year ending December 31, 2000.

                    The following statement does not include all of the information and the footnotes required by generally accepted accounting principles for complete financial statements. For further information, reference should be made to the consolidated financial statements and footnotes included in Old Kent Financial Corporation's annual report on Form 10-K for the year ended December 31, 1999.

OLD KENT FINANCIAL CORPORATION
Condensed Consolidated Results of Operatoins (Unaudited)
(In thousands of Dollars)

For the Month Ended March 31, 2000

Interest Income	$ 120,825
Interest Expense	61,727
Net Interest Income	59,098
Provision for Loan Losses	2,300
Net Interest Income After Provision	56,798

Other Income:

Mortgage Banking Revenues	15,808
Investment Management & Trust Revenues	7,026
Deposit Account Revenues	6,434
Other Income	11,239
Total Other Income	40,507

Other Expenses:

Salary and Benefits Expense	28,724
Occupancy & Equipment	8,508
Other Expenses	18,327
Total Other Expenses	55,559

Income before Taxes	41,746
Income Taxes	12,806
Net income	$ 28,940

SIGNATURE

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 27, 2000	OLD KENT FINANCIAL CORPORATION (Registrant) By: /s/ Janet S. Nisbett Janet S. Nisbett Senior Vice President and Controller